Exhibit 99.1

Famous Dave’s of America, Inc. Reports Results for First Quarter of Fiscal 2019

MINNEAPOLIS, May 13, 2019 – Famous Dave's of America, Inc. (NASDAQ: DAVE), an innovating owner and operator of barbeque restaurants, globally, today reported financial results for the first fiscal quarter ended March 31, 2019.

First Quarter 2019 Highlights:

•	Company-owned comparable sales increased 1.3%, driven by increases in To-Go of 10.2% and 12.6% in Catering.
•	Domestic franchise-operated comparable sales were flat year-over-year. Franchise-operated system, including international units, declined by 1.0%.
•	Invested $4.2 million, representing 3.0x pro forma TTM EBITDA to reacquire four Famous Dave’s restaurants in Colorado.
•	Approximately 63,000 downloads of our loyalty app since launched in December 2018.

Highlights Subsequent to the First Quarter 2019:

•	Invested $132,000, representing 0.4x pro forma TTM EBITDA to reacquire six Famous Dave’s restaurants in Wisconsin, Michigan and Ohio.
•	Launched 2,300 square foot small-format restaurant in Tucson, Arizona through a Famous Dave’s franchisee.
•	Initiated $200,000 in comprehensive remodeling of Westbury, New York restaurant with an expected payback of two years.

Executive Comments

Jeff Crivello, CEO, commented, “Our commitment to re-evaluate and prudently invest in our restaurant portfolio and branding value remained a top priority during the first quarter of 2019. We completed the reacquisition of four stores in the Colorado market before the end of the quarter and reacquired six stores in Michigan, Wisconsin and Ohio subsequent to the end of the quarter. We intend to strategically refresh the stores in these markets and believe that higher efficiencies at these locations will result in higher cash flows from previous levels while under franchise ownership. We are also in the midst of refreshing two other stores in our Company-owned portfolio and expect those to be completed this summer. The turnaround strategy that we planned in 2017, and are now executing, is well-underway and we’re working on numerous initiatives to boost the financial performance of our Company-owned and franchise-operated stores to build a valuable portfolio of highly-performing restaurant properties. Investments we’ve made and continue to make in this multi-year turnaround should begin to deliver more significant financial improvements later this year.”

Key Operating Metrics

	Three Months Ended
	March 31, 2019	April 1, 2018
Restaurant count:
Franchise-operated	117	136
Company-owned	21	16
Total	138	152
Comparable restaurant sales %:
Franchise-operated, domestic	—%	(1.6)%
Franchise-operated, international(1)	(28.0)%	(1.8)%
Franchise-operated total	(1.0)	(1.6)
Company-owned	1.3%	5.2%
Total	(0.7)%	(0.9)%

(in thousands, expect per share data)

System-wide restaurant sales(2)	$82,739	$87,166

Net income (loss)	$82	$998
Adjusted net income (loss)(3)	620	954

Net income (loss), per share	$0.01	$0.13
Adjusted net income (loss), per share(3)	0.07	0.13

Adjusted EBITDA(3)	$1,030	$1,794

(1)	International franchise comparable sales declines are primarily related to Puerto Rico, which is still yet to recover from the effects of recent hurricanes.
(2)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(3)

Adjusted net income (loss) from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

First Quarter 2019 Review

Total revenue for the first quarter of 2019 was $14.2 million, up 10.5% from the first quarter of 2018. The increase in year-over-year restaurant sales, net for the three months ended March 31, 2019 was driven primarily by the acquisition of four Famous Dave’s stores in Colorado and a comparable sales increase of 1.3%. These increases were partially offset by a 1.1% decline in franchise-operated comparable sales for the quarter and the net closure of 13 franchise-operated restaurants since April 1, 2018.

Comparable sales for our To-Go and Catering lines of business increased 10.2% and 12.6% in the first quarter of fiscal 2019, respectively, partially offset by a decline in Dine In of 5.6%. During the first quarter of fiscal 2019, Dine In represented approximately 53% of our total restaurant sales, net, while To Go and Catering represented 39% and 8% of restaurant sales, net, respectively.

Restaurant-level operating margin, as a percentage of restaurant sales, net, for Company-owned restaurants was (1.7%) compared to (0.5%) in the first quarter of fiscal 2018. This decline in restaurant-level operating margin was primarily a result of new initiatives tested in our corporate stores, including our comprehensive new menu that was rolled out in October 2018. We believe that further training and operational efficiency surrounding the new menu will improve food costs and labor as a percentage of restaurant sales, net, throughout the remainder of fiscal 2019.

General and administrative expenses for the three months ended March 31, 2019 and April 1, 2018 represented approximately 17.7% and 14.6% of total revenues, respectively. The increase to general and administrative expenses primarily related to one-time savings in the prior year that did not recur during the three months ended March 31, 2019 and acquisition costs incurred related to our completed and pending acquisitions.

Net income was approximately $82,000, or $0.01 per share, in the first quarter of fiscal 2019 compared to net income of approximately $998,000, or $0.13 per share, in the first quarter of fiscal 2018.  Adjusted net income, a non-GAAP measure, was approximately $620,000, or $0.07 per share, compared to adjusted net income of approximately $954,000, or $0.13 per share, in the first quarter of fiscal 2018. A reconciliation between adjusted net income and its most directly comparable GAAP measure is included in the accompanying financial tables.

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of May 13, 2019, the Company owns 27 locations and franchises an additional 109 restaurants in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income (loss) is net income (loss), plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, and the related tax impact. This number is divided by the weighted-average number of basic shares of common stock outstanding during each period presented to arrive at adjusted net income (loss), per share. Adjusted EBITDA is net income (loss),  plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
952-294-1300

Darrow Associates, Inc.
Peter Seltzberg – Managing Director
516-419-9915
pseltzberg@darrowir.com

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Revenue:
Restaurant sales, net	$10,314	$8,713
Franchise royalty and fee revenue	3,204	3,408
Franchisee national advertising fund contributions	409	469
Licensing and other revenue	266	254
Total revenue	14,193	12,844

Costs and expenses:
Food and beverage costs	3,360	2,717
Labor and benefits costs	3,957	3,196
Operating expenses	3,169	2,841
Depreciation and amortization expenses	264	393
General and administrative expenses	2,517	1,874
National advertising fund expenses	409	469
Asset impairment, estimated lease termination charges and other closing costs, net	407	(104)
Net loss on disposal of property	(6)	(1)
Total costs and expenses	14,077	11,385

Income from operations	116	1,459

Other income (expense):
Interest expense	(71)	(145)
Interest income	54	5
Total other expense	(17)	(140)

Income before income taxes	99	1,319

Income tax expense	(17)	(321)

Net income	$82	$998

Basic net income per share	$0.01	$0.13
Diluted net income per share	$0.01	$0.13
Weighted average shares outstanding - basic	9,085	7,407
Weighted average shares outstanding - diluted	9,189	7,407

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Food and beverage costs(1)	32.6%	31.2%
Labor and benefits costs(1)	38.4%	36.7%
Operating expenses(1)	30.7%	32.6%
Restaurant level operating margin(1)(3)	(1.7)%	(0.5)%
Depreciation and amortization expenses(2)	1.9%	3.1%
General and administrative expenses(2)	17.7%	14.6%
Net income(2)	0.8%	11.4%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	March 31, 2019	December 30, 2018
Cash and cash equivalents	$8,868	$11,598
Restricted cash	840	842
Accounts receivable, net of allowance for doubtful accounts of $202,000 and $192,000, respectively	3,194	4,300
Inventories	843	722
Prepaid income taxes and income taxes receivable	377	377
Prepaid expenses and other current assets	1,102	1,363
Total current assets	15,224	19,202

Property, equipment and leasehold improvements, net	11,114	10,385

Other assets:
Operating lease right-of-use assets	16,338	—
Goodwill	1,104	61
Intangible assets, net	3,452	1,428
Deferred tax asset, net	5,753	5,747
Other assets	1,687	1,533
	$54,672	$38,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,772	$3,765
Current portion of lease liabilities	1,927	—
Current portion of long-term debt and financing lease obligations	164	1,369
Accrued compensation and benefits	1,188	808
Other current liabilities	3,043	2,970
Total current liabilities	10,094	8,912

Long-term liabilities:
Lease liabilities, less current portion	16,908	—
Long-term debt, less current portion	2,358	2,411
Other liabilities	2,630	4,492
Total liabilities	31,990	15,815

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,274 and 9,085 shares issued and outstanding at March 31, 2019 and December 30, 2018, respectively	93	91
Additional paid-in capital	7,456	7,375
Retained earnings	15,133	15,075
Total shareholders’ equity	22,682	22,541
	$54,672	$38,356

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Cash flows from operating activities:
Net income	$82	$998
Adjustments to reconcile net income to cash flows provided by operations:
Depreciation and amortization	264	393
Stock-based compensation	83	47
Net gain on disposal of property	(6)	(1)
Asset impairment and estimated lease termination charges (gain)	386	(185)
Bad debts expense (recovery)	21	(147)
Other non-cash items	33	(149)
Changes in operating assets and liabilities:
Accounts receivable, net	743	61
Other assets	53	6
Accounts payable	(9)	32
Accrued and other liabilities	(24)	(879)
Cash flows provided by operating activities	1,626	176

Cash flows from investing activities:
Proceeds from the sale of assets	6	1
Purchases of property, equipment and leasehold improvements	(221)	(41)
Payments for acquired restaurants	(3,841)	—
Advances on notes receivable	(150)	(458)
Cash flows used for investing activities	(4,206)	(498)

Cash flows from financing activities:
Payments for debt issuance costs	(15)	—
Payments on long-term debt and financing lease obligations	(137)	(320)
Proceeds from exercise of stock options	—	389
Cash flows (used for) provided by financing activities	(152)	69

Decrease in cash, cash equivalents and restricted cash	(2,732)	(253)
Cash, cash equivalents and restricted cash, beginning of period	12,440	10,426
Cash, cash equivalents and restricted cash, end of period	$9,708	$10,173

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2019	April 1, 2018
Net income	82	998
Asset impairment and estimated lease termination charges and other closing costs	407	(104)
Net gain on disposal of equipment	(6)	(1)
Stock-based compensation	83	47
Acquisition costs	163	—
Severance	3	—
Tax adjustment	(112)	14
Adjusted net income	$620	$954
Basic adjusted net income per common share	$0.07	$0.13
Diluted adjusted net income per common share	$0.07	$0.13

Weighted average common share outstanding - basic	9,085	7,407
Weighted average common share outstanding - diluted	9,189	7,407

Net income	$82	$998
Asset impairment and estimated lease termination charges and other closing costs	407	(104)
Depreciation and amortization	264	393
Interest expense, net	17	140
Net gain on disposal of equipment	(6)	(1)
Stock-based compensation	83	47
Acquisition costs	163	—
Severance	3	—
Provision for income taxes	17	321
Adjusted EBITDA	$1,030	$1,794